Exhibit 21.1

SUBSIDIARIES OF FF GLOBAL HOLDINGS LTD

Subsidiaries	Place of Incorporation	Incorporation Date	Percentage Ownership
FF Global (BVI) Ltd	British Virgin Islands	July 18, 2025	100%
Future Faith Pte. Ltd.	Singapore	January 21, 2022	100%